EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the inclusion in this Form 10-K of Spark Networks plc for the fiscal year ended December 31, 2005 of our report, dated May 17, 2005, on the consolidated financial statements of Mingle Match, Inc. for the two years ended December 31, 2004 appearing in this Form 10-K.

/s/ TANNER LC
Salt Lake City, Utah
March 9, 2006